CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Columbus Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated November 6, 2006 on the financial statements of Columbus Acquisition Corp. (a development stage company) as of August 31, 2006 and for the period from August 1, 2006 (inception) to August 31, 2006 which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP
Goldstein Golub Kessler LLP
New York, New York

November 21, 2006